Registration No.  333-179551

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-1/A-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IMETRIK M2M SOLUTIONS INC.
(Exact Name of Small Business Issuer as specified in its charter)

Nevada	7361
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)
_________________

740 Notre-Dame Street W	National Registered Agents Inc. of NV
Suite 1555	1000 East Williams Street, Suite 204
Montreal, Quebec	Carson City, Nevada 89701
(514) 904-2333	(800) 550-6724
(Address and telephone number of registrant’s executive office)	(Name, address and telephone number of agent for service)
_________________

Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     [   ]

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     [   ]

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration
Registered	Registered	Per Share	Offering Price	Fee [1]

Common Stock by Selling Shareholders	22,917,477	$0.10	$2,291,748	$532.31

Total	22,917,477	$0.10	$2,291,748	$532.31

[1]       Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

iMetrik M2M Solutions Inc.
22,917,477 Shares of Common Stock

We are registering for sale by selling shareholders 22,917,477 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

The resale of these shares is not being underwritten.  We will not receive any of the proceeds from the sale of those shares being sold by the selling stockholders.  The selling stockholders may sell or distribute the shares, from time to time, depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers.  The selling stockholders will offer their shares at prevailing market prices.  We are paying all expenses incidental to the registration of the shares.

Our common stock has been listed on the Financial Industry Regulatory Authority’s (“FINRA”) OTC Bulletin Board (“OTCBB”) under the symbol “IMEK” and has traded on a limited basis.  The last reported sales price per share of our common stock as reported on the OTCBB on February 15, 2012, was $0.20.

Investing in our common stock involves risks. See “Risk Factors” starting at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise.

The date of this prospectus is ____________________.

SUMMARY OF OUR OFFERING

Our business

We were incorporated under the laws of the State of Nevada on May 6, 2009. We were originally formed with the intent of creating a profitable service for placing Canadian citizens in accounting positions with Canadian corporations.  From the date of our incorporation until August 5, 2010, we were in the business of placing Canadian citizens in accounting positions with Canadian accounting firms and corporations located in the Province of Quebec.

On August 5, 2010, we filed a Certificate of Amendment with the State of Nevada, changing our name from “Montreal Services Company” to “iMetrik M2M Solutions Inc.” to reflect the new business orientation of the Company to be a provider of wireless communication services designed to control and manage the access and use of virtually any asset from anywhere in the world. Our shares of common stock are traded on the Bulletin Board operated by the Financial Industry Regulatory Authority under the symbol IMEK.

We maintain our statutory registered agent’s office at 1000 East William Street, Suite 204, Carson City, Nevada 89701 and our business office is located at 740 Notre-Dame Street W, Suite 1555, Montreal, Quebec, Canada H3C 3X6. Our fiscal year end is May 31.

The number of shares reflected in this prospectus reflects a 9:1 stock dividend which occurred on September 28, 2010.  The record date for the stock dividend was August 18, 2010.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	22,917,477 shares of common stock
Offering price per share	At the market
Net proceeds to us	None
Number of shares outstanding before the offering	62,182,478
Number of shares outstanding after the offering if all of the shares are sold	62,182,478

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of	As of
	November 30, 2011	May 31, 2011	May 31, 2010
	(Unaudited)	(Audited)	(Audited)
Balance Sheet
Total Assets	$9,123	$15,924	$69,882
Total Liabilities	$539,825	$316,952	$52,643
Stockholders’ Equity (Deficiency)	$(530,702)	$(301,028)	$17,239

	Six months Ended	Year Ended	Year Ended
	November 30, 2011	May 31, 2011	May 31, 2010
	(Unaudited)	(Audited)	(Audited)
Income Statement
Revenue	$0	$0	$600
Total Expenses	$229,674	$318,267	$32,112
Net Loss	$(229,674)	$(318,267)	$(31,512)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.  All material risk factors have been addressed.

Risks associated with iMetrik M2M Solutions Inc.:

1.   Our auditors have issued a going concern opinion meaning there is substantial uncertainty whether we will continue operations.

Our auditors have issued a going concern opinion in their report dated August 5, 2011. This means that, as of the time of the opinion, there was substantial doubt that we could continue as an ongoing business for the next twelve months. We had no revenue for the year ended May 31, 2011. Further, we posted net loss of $318,267 for the year ended May 31, 2011. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans for our continued existence include selling additional stock and borrowing additional funds to pay overhead expenses.  Our future success is dependent upon our ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that we will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds.  Our inability to obtain additional cash could have a material adverse effect on our financial position, results of operations and its ability to continue in existence. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.   We lack an operating history and have losses which we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we will cease operations and you will lose your investment.

We were incorporated on May 6, 2009 and on August 5, 2010 we have changed our business operations to the Machine to Machine (M2M) market but realized no revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since beginning of development stage is $499,107. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*          our ability to locate customers who will buy our services
*          our ability to generate revenues

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and generating small revenues. We cannot guarantee that we will be successful in generating revenues in the future.  Failure to generate revenues will cause us to go out of business.

3.   We have limited clients or customers and we cannot guarantee we will ever have any more.  Even if we obtain more client and customers, there is no assurance that we will make a profit.

We have identified two clients and we cannot guarantee we ever will have any more clients or customers. Even if we obtain more clients and customers for our services, there is no guarantee that we will make a profit.  If we don’t make a profit we will go out of business.

4.   Because we are small and do not have much capital, we must limit our operations.

Because we are small and do not have much capital, we must limit our operations.  Because we may have to limit our operations, we may not generate sufficient revenues to make a profit.  If we do not make a profit, we may have to suspend or cease operations.

5.   Because our management does not have long experience history in the Machine to Machine (M2M) market, we may have to hire individuals or cease operations.

Because our management does not have prior experience in the Machine to Machine (M2M) market, we may have to hire additional experienced personnel to assist us with our operations such as an individual that has had prior experience in working for or operating Telecommunication Corporation.  If we need the additional experienced personnel and we don’t hire them, we could fail in our plan of operations and have to suspend operations or cease operations entirely.

6.   We operate in a highly competitive industry and we cannot guarantee that we will ever achieve any level of success in competing for clients with other companies in the Machine to Machine (M2M) market.

The telecommunication industry is very competitive. We are at a competitive disadvantage in attracting clients due to our relatively small size and the fact we have just initiated operations.   In addition, there is not a significant barrier to entry by competitors. Our competitors are larger and more diversified than we are and have greater financial resources. We cannot predict the degree of success, if any, with which we will meet competition in the future.

7.   Our issuance of additional shares may have the effect of diluting the interest of shareholders; our common stock shareholders do not have pre-emptive rights.

Any additional issuances of common stock by us from our authorized but unissued shares may have the effect of diluting the percentage interest of existing shareholders. The securities issued to raise funds may have rights, preferences or privileges that are senior to those of the holders of our other securities, including our common stock. The board of directors has the power to issue such shares without shareholder approval. We fully intend to issue additional common shares in order to raise capital to fund our business operations and growth objectives.

8.   Since we are a Canadian company and most of our assets and key personnel are located in Canada, you may not be able to enforce any United States judgment for claims you may bring against us, our assets, our key personnel or the experts named in this prospectus.

We have been organized under the laws of Canada. Our assets are and will be located outside the United States. In addition, our officers and sole director are not resident of the United States. As a result, it may be impossible for you to affect service of process within the United States upon us or our officers to enforce against us or these persons any judgments in civil and commercial matters, including judgments under United States federal securities laws. In addition, a Canadian court may not permit you to bring an original action in Canada or to enforce in Canada a judgment of a U.S. court based upon civil liability provisions of U.S. federal securities laws.

9.   Because Michel St-Pierre, our sole director, will own more than 50% of the outstanding shares, he will be able to decide who will be directors and you may not be able to elect any directors.

Mr. St-Pierre owns 50,000,000 shares and has control of the Company.  Mr. St-Pierre is able to elect all of our directors and control our operations.

10.   We are highly dependent on our executive management and few employees. Should we lose executive management or due to death, disability, and retirement or otherwise, such loss could adversely affect our management and operations.

We rely heavily on our executive management to provide services and for continued business development, including, in particular, our three officers and sole director, Mr. Michel St-Pierre. At the present time, we only have an employment agreement with our sole director. Our business could be materially adversely affected if our executive officers, managers were to leave us and if we were unable to attract and retain qualified replacements.

11.   Because there is an extremely limited public trading market for our common stock, you may not be able to resell your stock.

There is currently an extremely limited public trading market for our common stock, and there may never be a broad public trading market. Therefore, investors may not be able to resell their common stock. Our common stock has been listed on the Financial Industry Regulatory Authority’s (“FINRA”) OTC Bulletin Board (“OTCBB”) under the symbol “IMEK” and has traded on a limited basis.  The last reported sales price per share of our common stock as reported on the OTC BB on February 8, 2012, was $0.20.

12.   Because the SEC imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

13.   Our proposed business is speculative and we have just begun operations in Machine to Machine (M2M) market.

Our plan of operation is risky. We have appointed two officers and one director; our sole director does not have a vast experience in the Machine to Machine (M2M) market. The likelihood of achieving our plans is remote, and it is possible that you could lose your entire investment.

14.   Need for substantial additional capital.

We are in need of substantial additional capital, without which our ability to continue as a going concern will be jeopardized. In order to fund our ongoing, day-to-day operations, we will continue to require significant amounts of additional capital, and the failure to obtain such additional capital will materially adversely affect our operations. In order to fully implement our plan of operation, it will be necessary to raise at least an additional $500,000. There is no assurance that we will be successful in raising additional capital. If we raise additional capital through the sale of common stock, you could experience significant dilution. If we are unsuccessful in raising such additional capital, you could lose your entire investment.

15.   FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulation Authority (FINRA) has adopted rules that apply to broker/dealers in recommending an investment to a customer. The broker/dealers must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker/dealers to recommend our common stock to their customers, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing our stockholder’s ability to resell shares of our common stock.

16.   Because we will be primarily dependent upon one product, our business will not be diversified, and we may not be able to adapt to changing market conditions

Our success depends on our ability to develop machine to machine devices for our customers.  We do not have any other lines of business or other sources of revenue to rely upon if we are unable to sell our devices. Our lack of diversification means that we may not be able to adapt to changing market conditions.

17.   Because we have only three officers and one director who are responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

We have only three officers and one director who is also one of our officers. They are responsible for our managerial and organizational structure, which include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. As such, they are responsible for the administration of the controls. Should they not properly administer the controls, we may be subject to sanctions and fines by the Securities Exchange Committee which ultimately could cause us to lose money.

18.   Our future sales of our common shares could cause our stock price to decline.

There is no contractual restriction on our ability to issue additional shares. We cannot predict the effect, if any, that market sales of our common shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales by us of our common shares in the public market, or the perception that our sales may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

19.   The market price of our common stock may be volatile which could adversely affect the value of your investment in our common stock.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors. Some of the factors that may cause the market price of our common stock to fluctuate include:

*	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
*	changes in estimates of our financial results or recommendations by securities analysts;
*	failure of any of our products to achieve or maintain market acceptance;
*	changes in market valuations of similar companies;
*	significant products, contracts, acquisitions or strategic alliances of our competitors;
*	Success of competing products or services;
*	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
*	regulatory developments;
*	litigation involving our company, our general industry or both;
*	additions or departures of key personnel;
*	investors’ general perception of us; and
*	changes in general economic, industry and market conditions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The selling stockholder will sell his shares at prevailing market prices on the over the counter bulletin board or privately negotiated prices.  Consequently, we cannot determine what the actual value of our common stock will be either now or at the time of sale.  We will not receive proceeds from the sale of shares from the selling stockholders.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

There are three selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transaction, including block transactions:

*	On such public markets or exchanges as the common stock may from time to time be trading;
*	In privately negotiated transactions;
*	Through the writing of options on the common stock;
*	In short sales; or
*	In any combination of these methods of distribution.

The sales price to the public will vary according to the selling decisions of the selling shareholders and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

*	The market price of our common stock prevailing at the time of sale;
*	A price related to such prevailing market price of our common stock; or
*	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144 of the Securities Act of 1933, as amended or the Securities Act. The selling shareholders may also sell his shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock which are, estimated to be $22,955.12.  The selling shareholders, however, will pay commissions or other fees payable to the brokers or dealers in connection with any sale of common stock. The selling shareholder must comply with the requirements of the Securities Act of 1933 and the Securities Exchange act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other thing;

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Results of Operations

During the past few months, we have hired independent contractors that have worked on developing M2M systems to serve major clients that are counting on us to open new markets for them in wireless M2M, the “Internet of Things”.

They have evaluated, implemented and are presently testing a functional prototype solution that enables the integration of 3rd party USB device into cellular gateway to connect through iMetrik-M2M platform.

On July 7, 2011, we nominated Jonathan Barratt Chief Technical Officer (CTO) of the company, and as such he will oversee all technical developments for iMetrik M2M, as well as keep a close relationship with the clients to guarantee the development and delivery of all product lines. We also nominated, Medhat Mahmoud as VP Technology and Strategy.

On July 26, 2011, we completed the development of our game changing Cellular Gateway. The Company is ready to introduce the market to its technology platform, one which opens up new possibilities in the Machine to Machine world by offering a plug and play system for deploying an entirely wireless M2M solution in a single step.

On July 26, 2011, iMetrik M2M and Monnit Corporation announced a partnership that will enable them to offer the Machine-To-Machine (M2M) market a plug-and-play, end-to-end, cellular enabled wireless sensing solution.

Using Monnit’s wireless sensors and Monnit web application, and iMetrik’s M2M Cellular Gateway with global connectivity, users will benefit from a system that eliminates development time and reduces installation to an absolute minimum.

For the Three and Six Month Periods ended November 30, 2011

Overview

We posted net losses of $125,785 and $229,674 for the three and six month periods ended November 30, 2011as compared to net losses of $26,122 and $75,524 for the comparable periods of 2010.

For the six month period ended November 30, 2011, the Company has spent $11,788 in professional fees, $96,000 in salary and $87,045 in research and development. This is compared to the six month period ended of June 30, 2010, where expenses were $22,930 in professional fees, $6,000 in salary and $38,000 in consulting.

The reason for the increase in losses was mainly due to additional expenses for research and development and salary.

Sales

For the three and six month periods ended November 30, 2011, we had gross revenues of $ 0. We are not generating revenues because we are presently testing a functional prototype solution that enables the integration of 3rd party USB device into cellular gateway to connect through iMetrik-M2M platform. This prototype iteration is the final production design for production that will be delivered to customers.

Total Cost and Expenses

For the three and six month periods ended November 30, 2011, we incurred total costs and expenses of $125,785 and $229,674. This compared to $26,122 and $75,524 for the same periods of 2010. The reason for the increase in losses was mainly due to research and development and salary expenses.  The research and development increased by $110,429 as a result of work on developing M2M systems to serve major clients.  Our technical team has evaluated, implemented and completed testing of a functional prototype that enables the integration of 3rd party USB device into cellular gateway to connect through iMetrik-M2M platform.  In July 2011, we completed the development of our Cellular Gateway.

Selling, General and Administration

For the three and six month periods ended November 30, 2011, we incurred selling, general and administration expenses of $61,051 and $127,501. This compared to $24,281 and $72,548 for the same periods last year.  The Company has spent $11,788 in professional fees, $96,000 in salary and $12,644 in consulting.  This is compared to the six month period ended of June 30, 2010, where expenses were $22,930 in professional fees, $6,000 in salary and $38,000 in consulting.

Interest

We calculate interest in accordance with the respective note payable. For the three and six month periods ended November 30, 2011, we incurred a charge of $8,465 and $15,128. This compared to $1,841 and $2,976 for the same periods last year. The increase mirror the debts increase.

Liquidity and Capital Resources

At November 30, 2011, we had $8,523 in cash, as opposed to $15,324 in cash at May 31, 2011. Total cash used in operations for the three month period ended November 30, 2011 was $139,197. As a result of its new business plan, management estimates that cash requirements through the end of the fiscal year ended May 31, 2012 will be between $500,000 to $1,000,000. As of the date of this prospectus, we do not have available resources sufficient to cover the expected cash requirements through the end of the third quarter of 2012 or the balance of the year. As a result, there is substantial doubt that we can continue as an ongoing business without obtaining additional financing. Management’s plans for maintaining our operations and continued existence include selling additional equity securities and borrowing additional funds to pay operational expenses. There is no assurance we will be able to generate sufficient cash from operations, sell additional shares of Common Stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse effect on our financial position, results of operations and our ability to continue our existence. If our losses continue and we are unable to secure additional financing, we may ultimately be required to seek protection from creditors under applicable bankruptcy laws.

At November 30, 2011, we had total assets of $9,123 compared to total assets of $15,924 at May 31, 2011.

At November 30, 2011, we had total current liabilities of $539,825 compared to total current liabilities of $316,952 at May 31, 2011. The liabilities are mainly due to (i) accrued operational costs ($176,021), (ii) note payable $195,663 and (iii) loans from shareholders ($168,141).

Our financial condition raises substantial doubt about our ability to continue as a going concern. Management’s plan for our continued existence includes selling additional stock through private placements and borrowing additional funds to pay overhead expenses while maintaining marketing efforts to raise our sales volume. Our future success is dependent upon our ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that we will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse effect on our financial position, results of operations and our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements.

For the six month period ended November 30, 2011, the Company received additional loans from Michel St-Pierre, a shareholder, in the amount of $48,058. At November 30, 2011, the loans amounted to $168,141. These loans carry an interest of 10% and are payable on demand.

BUSINESS

History

We were incorporated under the laws of the State of Nevada on May 6, 2009. We were originally formed with the intent of creating a profitable service for placing Canadian citizens in accounting positions with Canadian corporations. From the date of our incorporation until August 5, 2010, we were in the business of placing Canadian citizens in accounting positions with Canadian accounting firms and corporations located in the Province of Quebec.

On August 5, 2010, we filed a Certificate of Amendment with the State of Nevada, changing our name from “Montreal Services Company” to “iMetrik M2M Solutions Inc.” to reflect the new business orientation of the Company to be a provider of wireless communication services designed to control and manage the access and use of virtually any asset from anywhere in the world. Our shares of common stock are traded on the Bulletin Board operated by the Financial Industry Regulatory Authority under the symbol IMEK.

We maintain our statutory registered agent’s office at 1000 East William Street, Suite 204, Carson City, Nevada 89701 and our business office is located at 740 Notre-Dame Street W, Suite 1555, Montreal, Quebec, Canada H3C 3X6.

We have signed a manufacturing agreement with an important manufacturer of highly complex circuits requiring high standards of quality and short manufacturing lead times.

Our mission is to be recognized as a world leading provider of wireless communication services designed to control and manage the access and use of virtually any asset from anywhere in the world. This is the world of Machine-to-Machine (M2M) which refers to technologies that allow both wireless and wired systems to communicate with other devices of the same ability). With the combination of its embedded device (an embedded system is a computer system designed for specific control functions within a larger system, often with real-time computing constraints. It is embedded as part of a complete device often including hardware and mechanical parts. By contrast, a general-purpose computer, such as a personal computer (PC), is designed to be flexible and to meet a wide range of end-user needs. Embedded systems control many devices in common use today), global network (a global network is any communication network which spans the entire earth. The term, as used here refers in a more restricted way to bidirectional communication networks, and to technology-based networks) and web service (a web service is a service that is accessed over a network such as the Internet or an intranet), our platform (a platform includes some sort of hardware architecture and a software framework, where the combination allows software, particularly application software, to run) moves the information from the source directly to the desktop, greatly reducing cost and implementation time, at the same time helping develop new service offerings and open up new markets.

We improve the management of remote assets. We provide technically sophisticated, user friendly web-based access (an application that is accessed over a network such as the Internet or an intranet) to the operating information gathered from remote assets such as stationary equipment like motors, vending machines, heating and air conditioning systems, through the use of an open wireless platform. This information is tailored to meet client’s financial, operational and/or security needs.

When incorporated into any business device, industrial machinery, consumer product or other financed or leased hardware, our device becomes an effective credit management service because it means that the mere physical possession of a thing no longer guarantees the right to use it.

For example, a consumer shops for a new flat screen television (equipped with an iMetrik M2M device). He would like to take advantage of a financing plan offered by the retailer so he can purchase the item on credit. When he buys the television, the agreement states that if he falls behind on his payments, the iMetrik M2M device may be shut-off until he restores his account into good standing. He neglects to pay his bill and is past due. The credit granter logs on to the iMetrik M2M web site, and with just a click of the mouse, send a wireless instruction that activates an audible warning on the television. If the consumer ignores this warning, and his account remains past due for longer than the period predetermined by the creditor, iMetrik M2M automatically disables the television. The consumer now realizes that the only way he can enjoy the use of his TV once again is to catch up on his financial obligation for it.

Our system includes rugged devices with wireless communication, a GPS chipset (Global Positioning System (GPS)) is a space-based satellite navigation system that provides location and time information in all weather, anywhere on or near the Earth, where there is an unobstructed line of sight to four or more GPS satellites), sensors, and web-applications (a web application is an application that is accessed over a network such as the Internet or an intranet) to monitor assets, warn managers of out-of-tolerance situations and provide timely and accurate information about asset utilization in order to feed key decision-making.

Our technology enables an asset, such as a heating and air conditioning unit, an elevator, vending machine or any other piece of equipment and machinery, to immediately and pro-actively report faults directly to a service center, leading to important reductions in downtime and maintenance costs.

When vital business equipment is in need of maintenance or repair, iMetrik Technology can be used to find and report faults to a service center, greatly reducing costs in payroll and downtime. When a fault is found an alert is sent immediately to a service center, allowing time to tend to the problem before further damage is caused. A repairman is sent to the facility. The detailed alert informs him of the location and nature of the problem, allowing a quick and efficient fix.

Our services combine wireless devices, embedded operating systems (an embedded system is a computer system designed for specific control functions within a larger system, often with real-time computing constraints. It is embedded as part of a complete device often including hardware and mechanical parts. By contrast, a general-purpose computer, such as a personal computer (PC), is designed to be flexible and to meet a wide range of end-user needs. Embedded systems control many devices in common use today), a wireless gateway (a gateway is a network point that acts as an entrance to another network) to the network carriers, web applications (an application that is accessed over a network such as the Internet or an intranet) and a secure hosting environment to provide carrier grade service to customers.

Change in Shell Company Status

Since August 5, 2010, we changed our orientation (mission) and are now going into bringing services to the Machine-to-Machine market ( Machine-to-Machine (M2M) which refers to technologies that allow both wireless and wired systems to communicate with other devices of the same ability). We changed our name to iMetrik M2M Solutions Inc. in August 2010. On December 12, 2011, we filed Item 5.06 on Form 8-K and determined we were no longer a “shell company” as that term is defined in Reg. 405 of the Securities Act of 1933, as amended.

We have hired a Chief Technical Officer (CTO) who will oversee all technical developments for iMetrik M2M, as well as keep a close relationship with the clients to guarantee the development and delivery of all product lines.

We have hired a VP Technology and Strategy who will oversee all M2M applications and strategy.

We have 3 employees and have over 10 independent contractors involved in M2M applications technical developments projects.

Our technical team has evaluated, implemented and completed testing of a functional prototype that enables the integration of a 3rd party USB device into cellular gateway to connect through iMetrik-M2M platform. On July 26, 2011, we completed the development of our game changing Cellular Gateway (a gateway is a network point that acts as an entrance to another network). We are ready to introduce the market to our technology platform, one which opens up new possibilities in the Machine to Machine world by offering a plug and play system for deploying an entirely wireless M2M solution in a single step.

In July 2011, iMetrik M2M and Monnit Corporation announced a partnership that will enable them to offer the Machine-To-Machine (M2M) market a plug-and-play, end-to-end, cellular enabled wireless sensing solution. Using Monnit’s wireless sensors and Monnit web application, and iMetrik’s M2M Cellular Gateway with global connectivity, users will benefit from a system that eliminates development time and reduces installation to an absolute minimum.

In October 2011, Metropolitan Industries Inc., the leading sump pump manufacturer in the US, has selected iMetrik M2M’s all-wireless, web-based system to monitor its equipment and offer real-time preventive measures to keep their product offering ahead of the pack.

We have signed a manufacturing agreement with an important manufacturer of highly complex circuits requiring high standards of quality and short manufacturing lead times.

Over the past six months, we have been travelling in North America to meet potential clients and we have received orders from two customers. We have subcontracted the manufacturing of our first one hundred and twenty five (125) devices which should be delivered before the end of December 2011.

Overview

On January 28, 2011, we signed a Business Development Agreement with iMetrik Global Inc., granting an exclusive license to use the iMetrik platform, including devices, network, and applications, to bring solutions to the Machine-to-Machine (“M2M”) market.

Under the terms of the agreement, iMetrik M2M Solutions Inc. will have the exclusive right to market and distribute M2M services for stationary asset markets worldwide using the iMetrik technologies developed over the last six years, as well as developing new applications based on the iMetrik platform. This includes industrial, commercial and personal market segments such as building management, lighting systems, vending machines, point of sale terminals, information technology equipment, power supply systems, remote healthcare monitoring and mobile internet devices.

M2M refers to services that enable machines to communicate with a central server without requiring human intervention. M2M is not a new technology. In fact, it is based on a combination of several mature electronics, information and telecommunications technologies. M2M is mainly driven by the wide adoption of wireless network technologies, which served to open new markets namely for mobile assets, ease deployment and greatly reduce costs.

Over the past few years, standardized packet data wireless technologies, such as GSM/GPRS (GSM - Global System for Mobile Communications, originally Groupe Spécial Mobile), is a standard set developed by the European Telecommunications Standards Institute to describe technologies for second generation (or “2G”) digital cellular networks. Developed as a replacement for first generation analog cellular networks, the GSM standard originally described a digital, circuit switched network optimized for full duplex voice telephony), (GPRS - General packet radio service) is a packet oriented mobile data service on the 2G and 3G cellular communication system’s global system for mobile communication, WiFi (Wi-Fi is a mechanism for wirelessly connecting electronic devices). A device enabled with Wi-Fi, such as a personal computer, video game console, smartphone, or digital audio player, can connect to the Internet via a wireless network access point), and adoption of Internet Protocol (IP) standards have enabled the creation of M2M services previously not economically viable nor technically possible. As observed in many industries, the adoption of standards has accelerated implementation of M2M services. Many different asset-intensive industries, and particularly large enterprises, are now aware of the potential benefits that M2M represents for their operations, for example, helping reduce costs and optimize the utilization of resources and assets. Additionally these services can assist in preventive maintenance services, or launching new product offerings, creating new sources of revenue.

Inefficient management of assets, especially in asset-intensive industries such as utilities, transportation, discrete and process manufacturing, leads to overspending, lost production time, and dissatisfied customers. As a result these can erode corporate profitability. To improve asset utilization, companies are adopting enterprise asset management solutions to enhance overall profitability; asset utilization and asset performance; reduce equipment downtime; and increase inventory turns.

Geographical market

We promote our services in North America. We intend to expand our operations to other geographical areas as we generate additional adequate revenues.

Market

Numerous market sectors fall comfortably under the M2M umbrella due to the need to respond to a wide array of requirements, depending on the nature of the machine and its location. We have the exclusive right to market and distribute M2M solutions for stationary asset markets worldwide using the iMetrik technologies developed over the last six years, as well as developing new applications based on the iMetrik platform. This includes industrial, commercial and personal market segments such as building management, lighting systems, vending machines, point of sale terminals, information technology equipment, power supply systems, security, remote healthcare monitoring and mobile internet devices. We will initially focus on Equipment Monitoring markets.

Website

We created and are maintaining a website which allows us to market our services on the Internet.

Competition

Because we are small and in a start-up phase, we face stiff competition from other companies that have far more capital than we do. Our competitive position within the industry is negligible in light of the fact that we have just started our operations. Older, well established Companies with records of success will attract qualified clients away from us. There are numerous competitors within our field. These competitors are moderately sized and ones we hope to emulate in the future. Those Companies have established reputations and have built extensive client relationships within the industry. Since we have just started operations, we cannot compete with them on the basis of reputation. We compete with them on the basis of price and services and we hope to be able to provide a higher quality personal service to our initial customers. We do this by spending and devoting more time to clients. We believe this higher quality personal service distinguishes us.

Regulations

Our services are subject to federal, state, provincial and local laws and regulations concerning business activities generally. In Quebec, we will be subject to the Civil Code of Quebec. There are no Canadian regulations pertaining to our business with which we need to comply other than registering provincially as a foreign corporation. We are not obligated to register as a foreign corporation until we initiate operations. We have registered as a foreign corporation in the Province of Quebec.

Properties

We own no property.

Employees and employment agreements

At present, we had two employment contracts. During the fiscal year ended May 31, 2011, we signed a Consulting Agreement with Jean-Paul Langlais pursuant to which, Mr. Langlais was providing sales, marketing, corporate development and management consulting services relating to the corporate activities of our Company. The “Engagement Period” is for one year. During the fiscal year ended May 31, 2011, we signed a Consulting Agreement with Michel St-Pierre pursuant to which, Mr. St-Pierre was providing the services to serve in the capacity of President and Chief Executive Officer of our company. The “Engagement Period” is for one year.

We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Mr. St-Pierre handles our administrative duties.

Revenue

Initially, we intend to generate revenue from two sources:

1.          Fixed Price- By charging a fixed sale price on each device sold;
2.          Fixed Monthly Fee - By charging a fixed fee on each device sold and activated;

We intend to develop and maintain a database of all our clients so that we can anticipate various needs and continuously build and expand our services and products.

Insurance

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party to a liability action, we may not have sufficient funds to defend the litigation. If that occurs, a judgment could be rendered against us that could cause us to cease operations.

Source and Availability of Products and Services

Our devices are developed by our own technical team and independent developers on a contract basis. All devices will be manufactured by a number of suppliers and on a unit basis. There is no shortage of raw material for our device.

Seasonality and Cyclicality

We do not believe we will be impacted by seasonal changes; however, expenditures by clients tend to vary in cycles that reflect overall economic conditions as well as buying patterns.

Proprietary Rights

We have no patents, copyrights or trademarks to protect our products. We protect it only by keeping it a secret. If someone learns to reproduce it, they will be able to compete with us.

Offices

We maintain our statutory registered agent’s office at 1000 East William Street, Suite 204, Carson City, Nevada 89701 and our business office is located at 740 Notre-Dame Street W, Suite 1555, Montreal, Quebec, Canada H3C 3X6.

MANAGEMENT

Officers and Directors

Each director serves until our next annual meeting of the stockholders or unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. At the present time, members of the board of directors are not compensated for their services to the board.

The names, addresses, ages and positions of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Michel St-Pierre	49	president, principal accounting officer, principal
510 de la Grotte		executive officer, principal financial officer, secretary,
Mont St-Hilaire, Quebec,		treasurer and sole member of the board of directors
Canada, J3H 5R7

Jonathan Barratt	33	chief technical officer
610-49 Condo A-Space,
Asok Din Daeng, Din Dang,
Bangkok, 10400, Thailand

Medhat Mahmoud	46	vp technology and strategy
6-581 Scarlett Rd.
Toronto, Ontario

Biographical Information Regarding Officers and Directors

Michel St-Pierre, President, CEO and Chief Financial Officer.

Mr. St-Pierre has served as our sole officer and director since our inception on May 6, 2009. Mr. St-Pierre is a registered chartered accountant in Quebec, Canada. Before working for the Company, Mr. St-Pierre has served as an officer of the Ecolocap Solutions since July 2006. Mr. St-Pierre has served as Chief Financial Officer of a public shell company, Tiger Renewable Energy Limited (formerly known as Tiger Ethanol International Inc. and Arch Management) since January, 2007 and held positions as the Finance Director (comparable to Corporate Treasurer) at SPB Canada Inc. from 2004-2006, Symbior Technologies Inc. from 2003-2004.

Jonathan Barratt, Chief Technical Officer.

Jonathan Barratt was nominated Chief Technical Officer (CTO) on July 20, 2011, and as such will oversee all technical developments for iMetrik M2M. Jonathan graduated Magna Cum Laude from Harvard University, Cambridge, and brings with him over 20 years of experience in the IT industry. His past roles include such senior positions as director of VoIP Services at Openface Internet in Montreal, CTO of KnIFE ICT (Bangkok), software developers for Internet Security from March 2008 to March 2011, Co-Founder and General CTO of Voipin, Voice-Over IP service providers (also Montreal) from June 2005 to March 2008, and was Co-Founder and Director of Software Development of EasyStockSoftware (Los Angeles) from March 2002 to May 2005.

Medhat Mahmoud, VP Technology and Strategy.

Medhat Mahmoud was nominated VP Technology and Strategy on July 20, 2011. Medhat holds B.Sc. Engineering in Computer Science & Automatic Control from Alexandria University. Medhat was with Ericsson Canada ( NASDAQ: ERIC ), from 2000 to February 2010, he held positions that included international assignments to Africa and the Middle East as Director, Core Network Solutions Management, and to Saudi Arabia where he headed the Core & IP Multimedia System Solutions Management department with responsibility for major accounts and a target in the tens of millions USD. From February 2010 to present, Medhat was founder and president of Adegu Ltd, consultants in M2M applications and Telecom strategy.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

All officer, directors and owners of 10% or more of our shares of common stock have filed all reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

Conflicts of Interest

There are no conflicts of interest. Further, we have not established any policies to deal with possible future conflicts of interest.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Audit Committee and Charter

We have a separately-designated audit committee of the board. Audit committee functions are performed by our board of directors. None of our directors are deemed independent. All directors also hold positions as our officers. Our audit committee is responsible for: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (4) engaging outside advisors; and, (5) funding for the outside auditory and any outside advisors engagement by the audit committee. A copy of the audit committee charter is filed as Exhibit 99.2 to our Form 10-K on August 20, 2010.

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. A copy of the code of ethics is filed as Exhibit 14.1 to our Form 10-K on August 20, 2010.

Disclosure Committee and Charter

We have a disclosure committee and disclosure committee charter. Our disclosure committee is comprised of all of our officers and directors. The purpose of the committee is to provide assistance to the Chief Executive Officer and the Chief Financial Officer in fulfilling their responsibilities regarding the identification and disclosure of material information about us and the accuracy, completeness and timeliness of our financial reports. A copy of the disclosure committee charter is filed as Exhibit 99.3 to our Form 10-K on August 20, 2010.

As of February 15, 2012, we had one director. Mr. St-Pierre is not independent.

Involvement in Certain Legal Proceedings

During the past ten years, Mr. St-Pierre, Mr. Jonathan Barratt and Mr.Medhat Mahmoud have not been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator,  floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)	Engaging in any type of business practice; or

iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	Any Federal or State securities or commodities law or regulation; or

ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Compensation of Officers

Option award compensation is the fair value for stock options vested during the period, a notional amount estimated at the date of the grant using the Black-Scholes option-pricing model. The actual value received by the executives may differ materially and adversely from that estimated. A summary of cash and other compensation paid in accordance with management consulting contracts for our Principal Executive Officer and other executives for the most recent three years is as follows:

Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value &
						Non-	Nonqual-
						Equity	ified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Totals
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Michel St-Pierre [1]	2011	57,000	0	0	0	0	0	0	57,000
President, Treasurer	2010	6,000	0	0	0	0	0	0	6,000
CEO, CFO, Secretary	2009	0	0	0	0	0	0	0	0

Jonathan Barratt [2]	2011	16,000	0	0	0	0	0	0	16,000
Chief Technical	2010	0	0	0	0	0	0	0	0
Officer	2009	0	0	0	0	0	0	0	0

Medhat Mahmoud [3]	2011	48,000	0	0	0	0	0	0	48,000
V P Technology &	2010	0	0	0	0	0	0	0	0
Strategy	2009	0	0	0	0	0	0	0	0

[1]	Mr. St-Pierre has been appointed president and CEO on May 20, 2009.

[2]	Mr. Barratt has been appointed CTO on July 20, 2011.

[3]	Mr. Mahmoud has been appointed VP Technology & Strategy on July 20, 2011.

Employment Contracts

During the fiscal year ended May 31, 2011, we signed a Consulting Agreement with Jean-Paul Langlais pursuant to which, Mr. Langlais was providing sales, marketing, corporate development and management consulting services relating to the corporate activities of our Company. The “Engagement Period” is for one year. During the term of this Agreement, the Consultant shall be paid a fee at the rate of Ninety Six Thousand Dollars ($96,000) per annum.

During the fiscal year ended May 31, 2011, we signed a Consulting Agreement with Michel St-Pierre pursuant to which, Mr. St-Pierre was providing the services to serve in the capacity of President and Chief Executive Officer of our company. The “Engagement Period” is for one year.

Other Executive Officers

During 2011, other than those disclosed above, no other employment contracts have been executed by our company for any other executive officer.

Retirement, Resignation or Termination Plans

We sponsor no plan, whether written or verbal, that would provide compensation or benefits of any type to an executive upon retirement, or any plan that would provide payment for retirement, resignation, or termination as a result of a change in control of our company or as a result of a change in the responsibilities of an executive following a change in control of our company.

The following table sets forth the compensation paid by us from to our sole director for the year ending May 31, 2011.

Director Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Change in
Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Michel St-Pierre	0	0	0	0	0	0	0

The persons who served as members of our board of directors, including executive officers did not receive any compensation for services as a director for 2011.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance at this time.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this memorandum, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares.

    The percentage of ownership set forth below reflects each holder’s ownership interest in the 57,615,000 shares of our common stock outstanding as of November 30, 2011.

Amount and Nature of Beneficial Ownership

				Percentage
				of shares
				owned after the
	Total number	Percentage of	Number of	offering assuming
	of shares owned	shares owned	shares being	all of the share are
Name	prior to offering	prior to offering	offered	sold in the offering

Michel St-Pierre	50,000,000	86.78%	18,350,000	51.00%
Jonathan Barratt	0	0%	0	0%
Medhat Mahmoud	0	0%	0	0%

All executive officers and directors as a group (3 people)	50,000,000	86.78%	18,350,000	51.00%

Future sales by existing stockholders

A total of 50,000,000 shares of common stock were issued to Mr. Michel St-Pierre, one of our officers and director, all of which were restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be only sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year from the date we file a Form 8-K disclosing we are no longer a “shell company”.  We filed such Form 8-K with the SEC on December 12, 2011.  Shares of common stock being sold pursuant to this registration statement may be sold by the selling shareholders immediately without regards to Rule 144.

    There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There are 39 holders of record for our common stock, who collectively own 7,615,000 free trading shares of our common stock and one holder of record who owns 50,000,000 restricted shares of our common stock.

Securities authorized for issuance under equity compensation plans.

We have no equity compensation plans.

Selling Shareholders

The following table sets forth the name of each selling shareholders, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholders sells all of his shares and we sell the maximum number of shares.

				Percentage
				of shares
				owned after the
	Total number	Percentage of	Number of	offering assuming
	of shares owned	shares owned	shares being	all of the share are
Name	prior to offering	prior to offering	offered	sold in the offering

Michel St-Pierre [1]	50,000,000	80.41%	18,350,000	50.90%
Capex Investment Limited [2]	2,923,035	4.69%	2,923,035	0%
DT Crystal Holdings Ltd [3]	450,000	0.72%	450,000	0%
Jean-Paul Langlais	1,539,442	1.92%	1,194,442	0.55%

TOTAL	54,912,477	88.31%	22,917,477	51.45%

[1]	Officer or director and thereby is deemed an underwriter.

[2]	Jean-Paul Langlais exercises voting and dispositive control over the shares of common stock owned by Capex Investment Limited.

[3]	Alan Cole exercises voting and dispositive control over the shares of common stock owned by DT Crystal Holdings Ltd.

Other than investing money with us, the foregoing selling security holders have had no material relationship with us during the last three years.

All natural persons named as selling security holders exercise voting and/or dispositive powers with respect to the securities to be offered for resale by our selling security holders.

No selling shareholder is an affiliate of a registered broker dealer.

The following is a summary of the issuances of all shares:

*
On May 29, 2009, we issued 50,000,000 shares of common stock to Michel St-Pierre, our sole officer and director, pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933. The sale of the shares took place outside the United States of America with a non-US person. The purchase price of the shares was $50.  The individual was furnished the same information that could be found in Part I of a Form S-1 registration statement and this person is a sophisticated investor.

*
On January 13, 2010, we issued 7,615,000 shares of common stock to 39 individuals in consideration of $0.10 per share or a total of $76,150.  The foregoing 7,615,000 shares of common stock were issued pursuant to our Form S-1 registration statement filed with the SEC on June 19, 2009 which was declared effected by the SEC on October 7, 2009 at 4:00p.m. EDT (SEC File No:   333-160128).

*
On September 28, 2010 the Company paid a stock dividend of 9 additional shares of common stock for each 1 share of common stock outstanding. The record date, for the stock dividend, was August 18, 2010.

*	On September 28, 2010 we paid a stock dividend of 9 additional shares of common stock for each 1 share of common stock outstanding. The record date for the stock dividend was August 18, 2010.

*
On February 8, 2012, we issued 2,923,035 restricted shares of the Company’s common stock, fully paid and non-assessable, in full satisfaction of the outstanding indebtedness owed to Capex in the amount of $292,303.52 owed at January 26, 2012.  The shares were issued on the basis of one restricted common share for each $0.10 of debt.

*
On February 9, 2012, we issued 450,000 restricted shares of the Company’s common stock, fully paid and non-assessable, in full satisfaction of the outstanding indebtedness owed to DT Crystal Holdings Ltd in the amount of $45,000 owed at February 9, 2012.  The shares were issued on the basis of one restricted common share for each $0.10 of debt.

*
On February 8, 2012, we issued 1,194,442 restricted shares of the Company’s common stock, fully paid and non-assessable, in full satisfaction of the outstanding indebtedness owed to Mr. Jean-Paul Langlais in the amount of $119,444.24 owed at January 31, 2012.  The shares were issued on the basis of one restricted common share for each $0.10 of debt.

Future Sales of Shares

A total of 62,032,478 shares of common stock are issued and outstanding. Of the 62,032,478 shares outstanding, 54,912,477 are restricted securities as defined in Rule 144 of the Securities Act of 1933.  22,917,477 are being offered for resale by the selling shareholders described above.

Shares purchased in this offering will be immediately resalable without any restriction of any kind.

MARKET FOR OUR COMMON STOCK

Our stock is listed for trading on the Bulletin Board operated the Financial Industry Regulatory Authority (FINRA) on OTCBB under the symbol “IMEK.” There are no outstanding options or warrants to purchase, or securities convertible into, our common stock.

Fiscal Year
Ending May 31, 2012	High Bid	Low Bid

Second Quarter: 9/1/11 to 11/30/11	$0.45	$0.20
First Quarter: 6/1/11 to 8/31/11	$0.43	$0.50

Fiscal Year
Ending May 31, 2011	High Bid	Low Bid
Fourth Quarter: 3/1/11 to 5/31/11	$0.48	$0.30
Third Quarter: 12/1/10 to 2/28/11	$0.45	$0.35
Second Quarter: 9/1/10 to 11/30/10	$0.00	$0.00
First Quarter: 6/1/10 to 8/31/10	$0.15	$0.15

Fiscal Year
Ending May 31, 2010	High Bid	Low Bid
Fourth Quarter: 3/1/10 to 5/31/10	$0	$0
Third Quarter: 12/1/09 to 2/28/10	$0	$0

Holders

As of November 30, 2011, we had forty stockholders of record of our common stock.

Dividend Policy

We have never declared or paid cash dividends. We currently intend to retain any profits we earn to finance the growth and development of our business. There are currently no restrictions which limit our ability to pay dividends in the future. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock, present stockholders will own approximately 51.45% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay or make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the

SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities will be Pacific Stock Transfer Company, 4045 South Spencer Street, Suite 403, Las Vegas, Nevada 89119.  Its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

On May 29, 2009, we issued 50,000,000 shares of common stock to Michel St-Pierre one of our  officers and our sole director, pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933. The sale of the shares took place outside the United States of America with a non-US person. The purchase price of the shares was $50.  Mr. St-Pierre was furnished with all of the information that is contained in a registration statement and is a sophisticated investor.  No commission was paid to anyone in connection with the sale of shares to Mr. St-Pierre.

During the six month period ended November 30, 2011, the Company received loans from Michel St-Pierre, a shareholder, in the amount of $48,058. The amount owed to Michel St-Pierre at November 30, 2011 is $168,141.These loans carry an interest of 10% and are payable on demand.

In 2011, the Company entered into a Consulting Agreement (the “Agreement”) with Michel St-Pierre to provide us with consulting services relating to financial, accounting and management relating to the corporate activities of the Company’s management. The Agreement has a one year term, and for his services Michel St-Pierre will be paid a fee at the rate of Ninety Six Thousand Dollars ($96,000) per annum.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to May 31, 2011, included in this prospectus have been audited by Paritz & Company, P.A., Independent Registered Public Accounting Firm, 15 Warren Sreet, Suite 102, Hackensack, NJ 07601, telephone (201) 342-7753, as set forth in its report included in this prospectus. Its report is given upon its authority as experts in accounting and auditing.

LEGAL MATTERS

The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has passed on the legality of the shares being sold in this public offering.

FINANCIAL STATEMENTS

Our fiscal year end is May 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm registered with the Public Company Accounting Oversight Board.

Unaudited financial statement for the period ending November 30, 2011 and audited financial statements for the periods ended May 31, 2011 and May 31, 2010. Balance Sheets as of May 31, 2011 and May 31, 2010, Statements of Expenses and Cash Flows for the twelve months ended May 31, 2011 and May 31, 2010 follow:

IMETRIK M2M SOLUTIONS INC
(Formerly known as MONTREAL SERVICES COMPANY)
(A Development Stage Company)
BALANCE SHEET

	November 30,	May 31,
	2011	2011
	(unaudited)	(audited)

ASSETS

CURRENT ASSETS

Cash	8,523	15,324
Account receivable	600	600

TOTAL CURRENT ASSETS	9,123	15,924

TOTAL ASSETS	$9,123	$15,924

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:

Note payable-stockholders (note 6)	168,141	120,083
Note payable (note 5)	195,663	111,325
Accrued expenses and sundry current liabilities (note 4)	176,021	85,544

TOTAL CURRENT LIABILITIES	$539,825	$316,952

STOCKHOLDERS’ DEFICIENCY

Common stock 500,000,000 shares authorized, par value $0.00001, 57,615,000 and 57,615,000 shares, respectively	$576	$576
Additional paid in capital	76,142	76,142
Offering costs	(27,155)	(27,155)
Accumulated Deficit	(81,158)	(81,158)
Deficit Accumulated during development stage	(499,107)	(269,433)

TOTAL STOCKHOLDERS’ DEFICIENCY	$(530,702)	$(301,028)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$9,123	$15,924

The accompanying notes are an integral part of the financial statements

IMETRIK M2M SOLUTIONS INC
(Formerly known as MONTREAL SERVICES COMPANY)
(A Development Stage Company)
STATEMENTS OF OPERATIONS

Six months ended November 30, 2011 and 2010 and
Three months ended November 30, 2011 and 2010
(unaudited)

					Beginning of
					development
					stage September
	Six Months	Six Months	Three Months	Three Months	1st, 2010
	ended	ended	ended	ended	to
	November 30,	November 30,	November 30,	November 30,	November 30,
	2011	2010	2011	2010	2011

SALES	$-	$-	$-	$-	$-

Cost of sales	-	-	-	-	-

Gross Profit	-	-	-	-	-

COSTS AND EXPENSES:
	-	-	-	-
Selling, general and administrative	127,501	72,548	61,051	24,281	364,459

Research and Development	87,045		56,269		110,429

Stock dividend					518

Interest	15,128	2,976	8,465	1,841	23,701

Foreign exchange loss (gain)	-	-	-	-	-

TOTAL COSTS AND EXPENSES	229,674	75,524	125,785	26,122	499,107

NET LOSS	(229,674)	(75,524)	(125,785)	(26,122)	(499,107)

Net Loss Per Share	$(0.00)	$(0.00)	$(0.00)	$(0.00)	N/A

Average weighted Number of Shares	57,615,000	57,615,000	57,615,000	57,615,000	N/A

The accompanying notes are an integral part of the financial statements

IMETRIK M2M SOLUTIONS INC
(Formerly known as MONTREAL SERVICES COMPANY)
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
Six months ended November 30, 2011 and 2010 and Beginning of development stage (September 1st, 2010)
to November 30, 2011 (unaudited)

			Beginning of
			development
			stage September
	Six Months	Six Months	1st, 2010
	ended	ended	to
	November 30,	November 30,	November 30,
	2011	2010	2011

Net loss	$(229,674)	$(75,524)	$(499,107)

Changes in operating assets and liabilities:

Account receivable		-	-
Stock dividend		-	518
Accrued expenses and sundry current liabilities	90,477	14,921	147,752

Net cash used in operating activities	$(139,197)	$(60,603)	$(350,837)

Financing activities

Sale of common stock		-	518

Offering costs		-	(518)
Proceeds of loans payable shareholder	48,058	43,267	103,260
Proceeds of loans payable	84,338	-	195,664

Net cash provided by financing activities	$132,396	$43,267	$298,924

Decrease in cash	(6,801)	(17,336)	(51,913)

Cash- beginning of period	15,324	69,282	60,436

Cash - end of period	$8,523	$51,946	$8,523

The accompanying notes are an integral part of the financial statements

IMETRIK M2M SOLUTIONS INC
(Formerly known as MONTREAL SERVICES COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS

The Company was incorporated under the laws of the State of Nevada on May 6, 2009. The Company’s specific goal was to create a profitable service for placing Canadian citizens in accounting positions with Canadian corporations. On August 5, 2010, we changed our name to iMetrik M2M Solutions Inc. to reflect our new business purpose of bringing solutions to the Machine-to-Machine market ( Machine-to-Machine (M2M) refers to technologies that allow both wireless and wired systems to communicate with other devices of the same ability). Initially the Company wants to cover applications for fixed assets.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH

The Company considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents.

The Company cash balances accounts at institution are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company’s accounts at these institutions may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

FAIR VALUE MEASUREMENTS

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, deposits, prepaid expenses, notes payable, and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

MC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. MC 820 describes three levels of inputs that may be used to measure fair value:

*	level l - quoted prices in active markets for Identical assets or liabilities
*	level 2 - quoted prices for similar assets and liabilities in active markets or inputs that are observable
*	level 3 - inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

INCOME TAXES

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

USE OF ESTIMATES

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

LOSS PER COMMON SHARE

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss, adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities.

STOCK BASED COMPENSATION

The Company accounts for stock options and similar equity instruments issued in accordance with the authoritative literature, “Share-Based Payment”. Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period. Transactions in which goods or services are received in exchange for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The authoritative literature requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

ORGANIZATIONAL

Organizational costs, which relate to the Company start-up organization, are expenses as incurred. Such costs are included in selling, general and administrative costs.

OFFERING COSTS

Offering costs, which relate to the Company Registration Statement on form S-1, are taken directly as a reduction of shareholders equity as incurred.

RESEARCH AND DEVELOPMENT

Research and development costs are charged to expense as incurred.

NEW ACCOUNTING PRONOUNCEMENTS

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company’s accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future either will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations and cash flows when implemented.

NOTE 3 – GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company posted net loss of $229,674 for the six months ended November 30, 2011. The Company had no revenue for the six month period ended November 30, 2011.These factors among others raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans for the Company’s continued existence include selling additional stock and borrowing additional funds to pay overhead expenses.

The Company’s future success is dependent upon its ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that the Company will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds.

The Company’s inability to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 – ACCRUED EXPENSES AND SUNDRY CURRENT LIABILITIES

Accrued expenses consisted of the following at November 30:

	2011	May 2011
Accrued interest	$26,058	$11,429
Accrued operating expenses	149,963	74,115
	$176,021	$85,544

NOTE 5 – NOTE PAYABLE

For the six month period ended November 30, 2011, the Company received additional loans from Capex Investments Limited, a shareholder, in the amount of $84,338. The amount owed to Capex Investments Limited at November 30 is $195,663. These loans carry an interest of 10% and are payable on demand.

NOTE 6 – PAYABLE – STOCKHOLDERS’

For the six month period ended November 30, 2011, the Company received additional loans from Michel St-Pierre, a shareholder, in the amount of $48,058. At November 30, 2011, the loans amounted to $168,141. These loans carry an interest of 10% and are payable on demand.

NOTE 7 – CAPITAL STOCK

The company is authorized to issue 500,000,000 shares of common stock (par value $0.00001) of which 57,615,000 were issued and outstanding as of November 30, 2011.

On January 13, 2010 the Company sold 761,500 shares of common stock (par value $0.00001) for an aggregate consideration of $76,150 and incurred related expenses of $27,155.

On September 28, 2010 the Company paid a stock dividend of 9 additional shares of common stock for each 1 share of common stock outstanding. The record date, for the stock dividend, was August 18, 2010.

NOTE 8 – INCOME TAXES

Income taxes are provided for using the liability method of accounting in accordance with the Income Taxes Topic of the FASB ASC. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized and when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The computation of limitations relating to the amount of such tax assets, and the determination of appropriate valuation allowances relating to the realizing of such assets, are inherently complex and require the exercise of judgment. As additional information becomes available, we continually assess the carrying value of our net deferred tax assets.

As of November 30, 2011 the Company had net operating loss carry forwards of approximately $580,265. These net operating losses are being utilized against the reported income for the six month period ended November 30, 2011. This results in no tax expense or provision for the year.

Components of deferred tax assets and liabilities at November 30, 2011 are as follows:

Deferred tax asset	$225,462
Valuation allowance	(225,462)
Net deferred tax asset	$0

NOTE 9 – COMMITMENTS AND CONTINGENCIES

The Company does not have any commitments nor contingencies.

NOTE 10 – RELATED PARTY TRANSACTIONS

During the six month period ended November 30, 2011, the Company received loans from Michel St-Pierre, a shareholder, in the amount of $48,058. The amount owed to Michel St-Pierre at November 30, 2011 is $168,141.These loans carry an interest of 10% and are payable on demand.

In 2011, the Company entered into a Consulting Agreement (the “Agreement”) with Michel St-Pierre to provide us with consulting services relating to financial, accounting and management relating to the corporate activities of the Company’s management. The Agreement has a one year term, and for his services Michel St-Pierre will be paid a fee at the rate of Ninety Six Thousand Dollars ($96,000) per annum.

NOTE 11 – SUBSEQUENT EVENTS

Management evaluated all activity of the Company through the issue date of the Financial Statements and noted there were no material subsequent events as of that date.

NOTE 12 – LITIGATION

As of the filing of the present Quarterly report on Form 10-Q, the Company considers there was no pending or threatened litigation, claims, or assessments against the Company for its acts or omission.

Paritz & Company, P.A.	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201)342-7753 Fax: (201) 342-7598 E-Mail: paritz @paritz.com
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Imetrik M2M Solutions, Inc.
(Formerly known as Montreal Services Company)
Mont St-Hilaire, Quebec
Canada  J3H 4T7

We have audited the accompanying balance sheet of Imetrik M2M Solutions, Inc (formerly known as Montreal Services Company). as of May 31, 2011 and the related statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the year ended May 31, 2011 and the period from inception (May 6, 2009) to May 31, 2011 These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Imetrik M2M Solutions, Inc. (formerly known as Montreal Services Company) as of May 31, 2011 and the results of its operations and its cash flows for the year ended May 31, 2011 and for the period from inception (May 6, 2009) to May 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3, the accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The ability of the Company to continue as a going concern is dependent upon, among other things, its successful execution of its plan of operations and ability to raise additional financing.  There is no guarantee that the Company will be able to raise additional capital or sell any of its products or services at a profit.  In addition, the Company posted a net loss of $318,267 for the year ended May 31, 2011 and has incurred operating losses since it’s inception. The Company had no in revenue for the year ended May 31, 2011.  These factors, among others, raise substantial doubt regarding the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PARITZ & COMPANY, P.A.

Hackensack, New Jersey
August 5, 2011

IMETRIK M2M SOLUTIONS INC.
(Formerly known as MONTREAL SERVICES COMPANY)
BALANCE SHEET
May 31,

	2011	2010

ASSETS

CURRENT ASSETS
Cash	$15,324	$69,282
Account receivable	600	600

TOTAL CURRENT ASSETS	15,924	69,882

TOTAL ASSETS	$15,924	$69,882

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

CURRENT LIABILITIES:

Note payable-stockholders (note 5)	120,083	31,885
Note payable (note 5)	111,325	-
Accrued expenses and sundry current liabilities (note 4)	85,544	20,758

TOTAL CURRENT LIABILITIES	$316,952	$52,643

STOCKHOLDERS’ EQUITY (DEFICIENCY)
Common stock	$576	$58
Additional paid in capital	76,142	76,142
Offering costs	(27,155)	(27,155)
Accumulated Deficit	(350,591)	(31,806)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIENCY)	$(301,028)	$17,239

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$15,924	$69,882

IMETRIK M2M SOLUTIONS INC.
(Formerly known as MONTREAL SERVICES COMPANY)
STATEMENTS OF STOCKHOLDERS EQUITY (DEFICIENCY)
Period of inception (May 6, 2009) to May 31, 2011

Stockholders Equity (Deficiency)

Stockholders Equity (Deficiency)	Shares	Common stock Authorized 500,000,000 Shares, Par value $0,00001	Additional paid in Capital	Accumulated Deficit	Offering Costs	Total

Period of inception (May 6, 2009)	-	$-	$-	$-	$-	$-
Proceeds from the issuance of common stock	5,000,000	50	-	-	-	50
Offering costs			-	-	(15,000)	(15,000)
Net Loss			-	(294)	-	(294)
May 31, 2009	5,000,000	50	-	(294)	(15,000)	(15,244)
Proceeds from the issuance of Common stock	761,500	8	76,142	-	-	76,150
Offering costs			-	-	(12,155)	(12,155)
Net Loss			-	(31,512)	-	(31,512)
May 31, 2010	5,761,500	58	76,142	(31,806)	(27,155)	17,239
Stock dividend (note 7)	51,853,500	518		(518)		-
Net Loss				(318,267)		(318,267)
May 31, 2011	57,615,000	$576	$76,142	$350,591	$(27,155)	$(301,028)

IMETRIK M2M SOLUTIONS INC.
(Formerly known as MONTREAL SERVICES COMPANY)
STATEMENTS OF OPERATIONS

	Year ended May 31, 2011	Period from inception (May 6, 2009 ) to May 31, 2011

SALES	$-	$600

COSTS AND EXPENSES:	-	-
Selling, general and administrative	285,225	315,167
Research and Development	23,384	23,384

Interest	9,658	12,119
Exchange loss	-	3

TOTAL COSTS AND EXPENSES	318,267	350,673

NET LOSS	$(318,267)	$(350,073)

Net (Loss) Gain Per Share	$(0.06)	$(0.07)

Average weighted Number of Shares	5,119,274	5,119,274

IMETRIK M2M SOLUTIONS INC.
(Formerly known as MONTREAL SERVICES COMPANY)
STATEMENTS OF CASH FLOWS

	Year ended May 31, 2011	Period from inception (May 6, 2009 ) to May 31, 2011

Net (loss) gain	$(318,267)	$(350,073)

Changes in operating assets and liabilities:

Account receivable	-	(600)

Accrued expenses and sundry current liabilities	64,786	85,544

Net cash used by operating activities	$(253,481)	$(265,129)

Financing activities

Sale of common stock	518	76,718

Offering costs	(518)	(27,673)
Proceeds of loans payable shareholder	88,198	120,083
Proceeds of loans payable	111,325	111,325

Net cash provided by financing activities	$199,523	$280,453

Decrease in cash	(53,958)	15,324

Cash- beginning of period	69,282	-

Cash - end of period	$15,324	$15,324

IMETRIK M2M SOLUTIONS INC.
(Formerly known as MONTREAL SERVICES COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1-NATURE OF BUSINESS

The Company was incorporated under the laws of the State of Nevada on May 6, 2009. The Company’s specific goal was to create a profitable service for placing Canadian citizens in accounting positions with Canadian corporations. On August 5, 2010, we changed our name to iMetrik M2M Solutions Inc. to reflect our new business purpose of bringing solutions to the Machine-to-Machine market ( Machine-to-Machine (M2M) refers to technologies that allow both wireless and wired systems to communicate with other devices of the same ability). Initially the Company wants to cover applications for fixed assets.

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents.

The Company cash balances accounts at institution are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company’s accounts at these institutions may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

FAIR VALUE MEASUREMENTS

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, deposits, prepaid expenses, notes payable, and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

MC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. MC 820 describes three levels of inputs that may be used to measure fair value:

*	level l - quoted prices in active markets for Identical assets or liabilities
*	level 2 - quoted prices for similar assets and liabilities in active markets or inputs that are observable
*	level 3 - inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

INCOME TAXES

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

USE OF ESTIMATES

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

LOSS PER COMMON SHARE

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss, adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities.

STOCK BASED COMPENSATION

The Company accounts for stock options and similar equity instruments issued in accordance with SFAS No. 123(revised), “Share-Based Payment”. Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period. Transactions in which goods or services are received in exchange for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

ORGANIZATIONAL

Organizational costs, which relate to the Company start-up organization, are expenses as incurred. Such costs are included in selling, general and administrative costs.

OFFERING COSTS

Offering costs, which relate to the Company Registration Statement on form S-1, are taken directly as a reduction of shareholders equity as incurred.

RESEARCH AND DEVELOPMENT

Research and development costs are charged to expense as incurred.

NEW ACCOUNTING PRONOUNCEMENTS

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company’s accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future either will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations and cash flows when implemented.

NOTE 3--GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company posted net loss of $318,267 for the year ended May 31, 2011 as compared to net loss of $31,512 last year. The Company had no revenue for the year ended May 31, 2011.These factors among others raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans for the Company’s continued existence include selling additional stock and borrowing additional funds to pay overhead expenses.

The Company’s future success is dependent upon its ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that the Company will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds.

The Company’s inability to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4--ACCRUED EXPENSES AND SUNDRY CURRENT LIABILITIES

Accrued expenses consisted of the following at May 31:

	2011	2010
Accrued interest	$11,429	$2,055
Accrued operating expenses	74,115	18,703
	$85,544	$20,758

NOTE 5—PAYABLE

In 2011, the Company received loans from Capex Investments Limited in the amount of $111,325. The amount owed to Capex Investments Limited at May 31 is $111,325. These loans carry an interest of 10% and are payable on demand.

NOTE 6--PAYABLE – STOCKHOLDERS’

In 2009, the Company received loans from Michel St-Pierre, a shareholder, in the amount of $15,050. In 2010, the Company received additional loans from Michel St-Pierre in the amount of $16,835. In 2011, the Company received additional loans from Michel St-Pierre in the amount of $88,198. At May 31, 2011, the loans amounted to $120,083. These loans carry an interest of 10% and are payable on demand.

NOTE 7 -CAPITAL STOCK

The company is authorized to issue 500,000,000 shares of common stock (par value $0.00001) of which 57,615,000 were issued and outstanding at of May 31, 2011.

On January 13, 2010, the Company sold 761,500 shares of common stock (par value $0.00001) for an aggregate consideration of $76,150 and incurred related expenses of $12,155.

On September 28, 2010 the Company paid a stock dividend of 9 additional shares of common stock for each 1 share of common stock outstanding. The record date for the stock dividend was August 18, 2010.

NOTE 8 -INCOME TAXES

Income taxes are provided for using the liability method of accounting in accordance with the Income Taxes Topic of the FASB ASC. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized and when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The computation of limitations relating to the amount of such tax assets, and the determination of appropriate valuation allowances relating to the realizing of such assets, are inherently complex and require the exercise of judgment. As additional information becomes available, we continually assess the carrying value of our net deferred tax assets.

As of May 31, 2011 the company had net operating loss carry forwards of approximately $350,073. These net operating losses are being utilized against the reported income for the year ended May 31, 2011. This results in no tax expense or provision for the year.

Components of deferred tax assets and liabilities at May 31, 2011 are as follows:

	2011	2010

Deferred tax asset	$140,066	$12,729
Valuation allowance	(140,066)	(12,729)
Net deferred tax asset	$0	$0

The Company has recorded a full valuation allowance against its deferred tax asset since it believes it is more likely than not that such deferred tax asset will not be realized.

NOTE 9 -COMMITMENTS AND CONTINGENCIES

The Company does not have any commitments nor contingencies.

NOTE 10 -RELATED PARTY TRANSACTIONS

In 2009, the Company received loans from Michel St-Pierre, a stockholder, in the amount of $15,050. In 2010, the Company received loans of $16,835. In 2011, the Company received loans of $88,198.The amount owed to Michel St-Pierre at May 31, 2011 is $120,083. These loans carry an interest of 10% and are payable on demand.

In 2011, the Company entered into a Consulting Agreement (the “Agreement”) with Michel St-Pierre to provide us with consulting services relating to financial, accounting and management relating to the corporate activities of the Company’s management.  The Agreement has a one year term, and for his services Michel St-Pierre will be paid a fee at the rate of Ninety Six Thousand Dollars ($96,000) per annum.

NOTE 11 – SUBSEQUENT EVENTS

Management evaluated all activity of the Company through the issue date of the Financial Statements and noted there were no material subsequent events as of that date.

NOTE 12 – LITIGATION

As of the filing of the present Annual report on form 10-K, the Company considers there was no pending or threatened litigation, claims, or assessments against the Company for its acts or omission.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$455.12
Printing Expenses	1,000.00
Accounting Fees and Expenses	10,000.00
Legal Fees and Expenses	10,000.00
Blue Sky Fees/Expenses	0.00
Transfer Agent Fees	1,500.00
TOTAL	$22,955.12

ITEM 14.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article 3 of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2.	Article X of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 15.        RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the Registrant has sold the following securities that were not registered under the Securities Act of 1933, as follows:

Name and Address	Date	Shares	Consideration

Michel St-Pierre	May 29, 2009	50,000,000	$50.00
510 de la Grotte Street
Mont St-Hilaire, Quebec
Canada J3H 5R7

We issued the foregoing restricted shares of common stock pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933. The transaction was concluded outside the United States of America and Mr. St-Pierre is a non US person.

On September 28, 2010 we paid a stock dividend of 9 additional shares of common stock for each 1 share of common stock outstanding. The record date for the stock dividend was August 18, 2010.

On February 8, 2012, we issued 2,923,035 restricted shares of the Company’s common stock, fully paid and non-assessable, in full satisfaction of the outstanding indebtedness owed to Capex in the amount of $292,303.52 owed at January 26, 2012.  The shares were issued on the basis of one restricted common share for each $0.10 of debt.

On February 8, 2012, we issued 450,000 restricted shares of the Company’s common stock, fully paid and non-assessable, in full satisfaction of the outstanding indebtedness owed to DT Crystal Holdings Ltd in the amount of $45,000 owed at February 9, 2012.  The shares were issued on the basis of one restricted common share for each $0.10 of debt.

On February 8, 2012, we issued 1,194,442 restricted shares of the Company’s common stock, fully paid and non-assessable, in full satisfaction of the outstanding indebtedness owed to Mr. Jean-Paul Langlais in the amount of $119,444.24 owed at January 31, 2012.  The shares were issued on the basis of one restricted common share for each $0.10 of debt.

ITEM 16.        EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-K.

		Incorporated by reference
Exhibit	Document Description	Form	Date	Number	Filed herewith
3.1	Articles of Incorporation.	S-1	6/19/09	3.1

3.2	Bylaws.	S-1	6/19/09	3.2

4.1	Specimen Stock Certificate.	S-1	6/19/09	4.1

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S., regarding the legality of the securities being registered.	S-1	2/16/12	5.1

10.1	Consulting Agreement – Michel St-Pierre.	10-K	8/19/11	10.1

10.2	Consulting Agreement – Jean-Paul Langlais.	10-K	8/19/11	10.2

10.3	Manufacturing Agreement with SMT Hautes Technologies.	10-Q	1/14/12	10.3

14.1	Code of Ethics.	10-K	8/20/10	14.1

23.1	Consent of Paritz & Company, P.A.				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.	S-1	2/16/12	23.2

99.2	Audit Committee Charter.	10-K	8/20/10	99.2

99.3	Disclosure Committee Charter.	10-K	8/20/10	99.3

ITEM 17.        UNDERTAKINGS.

A.	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

		(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

		(c)	include any additional or changed material information with respect to the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(5)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(8)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

	(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.
To provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

D.	The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-1 Registration Statement and has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montreal, Quebec on this 15th day of March, 2012.

iMetrik M2M Solutions Inc.
(the “Registrant”)

BY:	MICHEL ST-PIERRE
Michel St-Pierre
President, Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer, Secretary, Treasurer and sole member of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

MICHEL ST-PIERRE	President, Principal Executive Officer,	March 15, 2012
Michel St-Pierre	Principal Accounting Officer, Principal Financial Officer, Secretary, Treasurer and sole member of the Board of Directors

EXHIBIT INDEX

		Incorporated by reference
Exhibit	Document Description	Form	Date	Number	Filed herewith
3.1	Articles of Incorporation.	S-1	6/19/09	3.1

3.2	Bylaws.	S-1	6/19/09	3.2

4.1	Specimen Stock Certificate.	S-1	6/19/09	4.1

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S., regarding the legality of the securities being registered.	S-1	2/16/12	5.1

10.1	Consulting Agreement – Michel St-Pierre.	10-K	8/19/11	10.1

10.2	Consulting Agreement – Jean-Paul Langlais.	10-K	8/19/11	10.2

10.3	Manufacturing Agreement with SMT Hautes Technologies.	10-Q	1/14/12	10.3

14.1	Code of Ethics.	10-K	8/20/10	14.1

23.1	Consent of Paritz & Company, P.A.				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.	S-1	2/16/12	23.2

99.2	Audit Committee Charter.	10-K	8/20/10	99.2

99.3	Disclosure Committee Charter.	10-K	8/20/10	99.3